EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Biostage, Inc.:

We consent to the incorporation by reference in Registration Statements on Form S-1 (No.333-215410) and Form S-8 (No. 333-239346) of our report dated March 31, 2022, relating to the consolidated financial statements of Biostage Inc., appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Wei, Wei & Co., LLP

Flushing, New York
March 31, 2022